As filed with the Securities and Exchange Commission on November 19, 2008

Registration No. 333-150327

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3

TO REGISTRATION STATEMENT ON FORM S-1

AND

TO REGISTRATION STATEMENT ON FORM S-4

(This Post-Effective Amendment continues under Registration Statement No. 333-150327 the registration that was previously under Registration Statement No. 333-143466. Pursuant to Rule 429 of the Commission, the Prospectuses contained in both previous registration statements have been combined in the Prospectus contained in this Post-Effective Amendment.)

UNDER

THE SECURITIES ACT OF 1933

UNITED INSURANCE HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	75-3241967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

360 Central Avenue, Suite 900

St. Petersburg, Florida 33701

(727) 895-7737

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices

Donald J. Cronin, President and Chief Executive Officer

United Insurance Holdings Corp.

360 Central Avenue, Suite 900

St. Petersburg, Florida 33701

(727) 895-7737

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carolyn Long, Esquire

Foley & Lardner LLP

100 North Tampa Street, Suite 2700

Tampa, Florida 33602

Phone: (813) 229-2300

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post–Effective Amendment No. 1 on Form S–3 contains an updated prospectus relating to the offering and sale of 350,000 units (and the common stock and warrants underlying such units) which are issuable upon the exercise of the unit purchase option sold to Pali Capital, Inc., and 6,357,194 shares of common stock issuable upon the exercise of warrants (including the warrants underlying our unit purchase option). These securities were originally registered by us on two registration statements as follows: (i) 350,000 units (including the underlying common stock and warrants) issuable upon exercise of the unit purchase option sold to Pali Capital, Inc. and 5,083,625 shares of our common stock issuable upon exercise of warrants (including the warrants underlying our unit purchase option) that were sold in our initial public offering pursuant to a Registration Statement on Form S–1 (No. 333–143466), which became effective on or about October 4, 2007 and (ii) 1,273,569 shares of our common stock issuable upon exercise of warrants that were issued in connection with a merger pursuant to a Registration Statement on Form S–4 (No. 333–150327), which became effective on or about September 4, 2008. This Post–Effective Amendment No. 1 on Form S–3 is being filed to convert such Registration Statement on Form S–1 and such Registration Statement on Form S–4 into a Registration Statement on Form S–3. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statements.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 19, 2008

United Insurance Holdings Corp.

6,007,194 Shares of Common Stock and 350,000 Units

This prospectus relates to 6,007,194 shares of our common stock, par value $0.0001 per share, which are issuable upon the exercise of warrants originally issued in our initial public offering and in our recent business combination. In order to obtain these shares, the holders of the warrants must pay an exercise price of $6.00 per share. In this case, we will receive proceeds from the exercise of the warrants, but not from the sale of the underlying common stock. Alternatively, we may call the warrants for redemption at $0.01 per warrant if the last sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period. If we call the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In that case, such holder would receive common stock in exchange for warrants.

In connection with our initial public offering, we sold to Pali Capital, Inc., who acted as the representative of the underwriters in such offering, an option to purchase up to 350,000 units at a purchase price of $10.00 per unit, with each unit consisting of one share of our common stock, par value $0.0001 per share and one warrant to purchase one share of our common stock. The warrants are identical to the warrants sold in our initial public offering. The units may be exercised on a “cashless basis.” We will receive proceeds from the exercise of the units only if the holder exercises for cash. This prospectus also covers the units underlying the option, the shares of common stock and the warrants included as part of such units and the shares of common stock underlying the warrants included as part of such units.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 3.

Our common stock is quoted on the Over the Counter Bulletin Board under the symbol “UIHC.OB.” On November 18, 2008, the last reported sales price of our common stock was $3.00 per share.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2008

ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and the notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Documents By Reference.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

We were originally incorporated under the name FMG Acquisition Corp., but following the consummation of a merger whereby United Insurance Holdings, L.C. became our wholly owned subsidiary, we changed our name from FMG Acquisition Corp. to United Insurance Holdings Corp. Unless the context requires otherwise, in this prospectus, we use the terms “United,” “our company,” “we,” “us,” our” and similar references to refer to United Insurance Holdings Corp. and its subsidiaries.

i

PROSPECTUS SUMMARY

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

OUR BUSINESS

We were incorporated in Delaware on May 22, 2005, under the name FMG Acquisition Corp., as a blank check company formed to serve as a vehicle to effect a merger, acquisition or similar business combination with one or more businesses in the insurance industry.

On September 30, 2008, we completed a merger pursuant to which United Insurance Holdings, L.C. (“UIH”) became our wholly-owned subsidiary. In connection with the merger, we changed our name from FMG Acquisition Corp. to United Insurance Holdings Corp. Pursuant to the merger agreement with UIH, the holders of UIH’s membership interests received an aggregate of $25 million cash consideration and were issued an aggregate of 8,750,000 shares of our common stock and warrants to purchase an additional 1,093,750 shares of our common stock. The former members of UIH also received as additional consideration 179,819 shares of our common stock and warrants to purchase an additional 179,819 shares of our common stock.

We, through UIH and its wholly-owned subsidiaries United Insurance Management, LC (“UIM”), United Property & Casualty Insurance Company (“UPCIC”) and Skyway Claims Services (“SCS”), are authorized to underwrite in the State of Florida, through UPCIC, homeowners’ and dwelling fire property and casualty insurance, as well as a packaged commercial-lines product which serves auto-service professionals. We internally manage and adjust all claims from our policyholders and outsource our on-site claims appraisal process and policy administration process, but retain the accounting, collections and disbursement processes.

The Offer

This prospectus covers the 350,000 units (and the common stock and warrants underlying those units) issuable upon the exercise of the unit purchase option sold to Pali Capital, Inc., with each unit consisting of one share of our common stock, par value $0.0001 per share and one warrant to purchase one share of our common stock. This prospectus also covers 6,357,194 shares of our common stock, par value $0.0001 per share, underlying outstanding warrants (including warrants underlying our unit purchase option). The unit purchase option has an exercise price of $10.00 per unit, but may be exercised on a “cashless basis,” and expires on October 4, 2010. The warrants have an exercise price of $6.00 per share, and expire on October 4, 2011, unless redeemed earlier.

Company Information

Our principal executive offices are located at 360 Central Avenue, Suite 900, St. Petersburg, Florida 33701 and our telephone number is (727) 895-7737. Our website address is www.upcic.com. Information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

The Offering

Securities Offered:	350,000 units (each unit consisting of one share of common stock and one warrant) underlying our unit purchase option and 6,357,194 shares of common stock underlying warrants (including warrants underlying our unit purchase option). The unit purchase option expires on October 4, 2010, and the warrants expire on October 4, 2011.

Number of shares of common stock outstanding before this offering:	10,548,932

Number of shares of common stock outstanding after this offering(1)(2):	17,256,126

Number of warrants outstanding before this offering:	7,077,375

Number of warrants outstanding after this offering(3):	7,427,375

Use of proceeds:	Assuming the exercise of the unit purchase option for cash and exercise of the warrants (including those underlying the unit purchase option), we may receive gross proceeds of approximately $41.6 million. Alternatively, if we call the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” Consequently, such holder would receive common stock in exchange for warrants. In addition, our unit purchase option may be exercised on a “cashless basis.” We intend to use any proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes.

Over the Counter Bulletin Board Trading Symbol:	UIHC.OB

(1)

Does not give effect to the 1,070,181 shares underlying certain outstanding warrants with an exercise price of $6.00 per share. These warrants were issued to certain of our officers, directors and special advisors prior to our initial public offering, and have registration rights as further described in the section entitled “Description of Securities – Registration Rights.”

(2)	Includes the shares of common stock underlying our unit purchase option and shares of common stock underlying warrants issuable pursuant to our unit purchase option.
(3)	Includes the warrants underlying our unit purchase option.

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest in our common stock. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus. This discussion contains forward-looking statements. See “FORWARD-LOOKING STATEMENTS” for a discussion of uncertainties, risks and assumptions associated with these statements.

Risks Related to Our Business

Exposure to natural and man-made catastrophes could materially and adversely affect our results of operations, financial condition and liquidity.

Our property and casualty insurance operations expose us to claims arising out of catastrophes. Catastrophes can be caused by various natural events, including hurricanes, windstorms, earthquakes, hail, severe winter weather and fires. Catastrophes can also be man-made, such as terrorist attacks (including those involving nuclear, biological, chemical or radiological events) or consequences of war or political instability. The incidence and severity of catastrophes are inherently unpredictable. It is possible that both the frequency and severity of natural and man-made catastrophic events will increase. Although the trend of increased severity and frequency of storms was not evident in the United States in 2007 and 2006, it is possible that the overall trend of increased severity and frequency of storms experienced in the United States in 2005 and 2004, and in the Caribbean during 2007, may continue in the foreseeable future.

Catastrophes can result in losses in our property insurance lines and may generally result in both an increase in the number of claims incurred and an increase in the dollar amount of each claim asserted. The occurrence of such claims from natural and man-made catastrophes could therefore materially and adversely affect our results of operations for any year and may materially harm our financial position, which in turn could adversely affect our financial strength and impair our ability to raise capital on acceptable terms or at all. In addition, catastrophic events could cause us to exhaust our available reinsurance limits and could adversely impact the cost and availability of reinsurance. Such events can also impact the credit of our reinsurers. Catastrophic events could also adversely impact the credit of the issuers of securities, such as states or municipalities, in whom we have invested, which could materially and adversely affect our results of operations.

In addition to catastrophes, the accumulation of losses from smaller weather-related events in a fiscal quarter or year could materially and adversely impact our results of operations in those periods.

Our ability to manage our exposure to catastrophic events may be limited by new legislation and regulations.

States have from time to time passed legislation, and regulators have taken action, that has the effect of limiting the ability of insurers to manage catastrophe risk, such as legislation prohibiting insurers from reducing exposures or withdrawing from catastrophe-prone areas or mandating that insurers participate in residual markets. In addition, following catastrophes, there are sometimes legislative initiatives and court decisions which seek to expand insurance coverage for catastrophe claims beyond the original intent of the policies. Further, our ability to increase pricing to the extent necessary to offset rising costs of catastrophes requires approval of regulatory authorities. Our ability or willingness to manage our catastrophe exposure by raising prices, modifying underwriting terms or reducing exposure to certain geographies may be limited due to considerations of public policy, the evolving political environment and our ability to penetrate other geographic markets. We cannot predict whether and to what extent new legislation and regulations that would affect our ability to manage our exposure to catastrophic events will be adopted, the timing of adoption or the effects, if any, they would have on our ability to manage our exposure to catastrophic events.

Because we currently conduct business in only one state, our financial results may be disproportionately affected by catastrophes and other conditions in that state.

Our business is currently concentrated in only one state – the State of Florida. Therefore, our revenues and profitability are subject to prevailing regulatory, legal, economic, political, demographic, competitive, weather and other conditions in the State of Florida. Changes in any of these conditions could make it less attractive for us to do business in Florida and would have a more pronounced effect on us than it would on other insurance companies that are geographically diversified. In addition, the fact that our business is concentrated only in the State of Florida subjects us to increased exposure to certain catastrophic events such as hurricanes and floods. This increased exposure to catastrophic events also results in an increased risk of losses as the extent of losses from a catastrophic event is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Because our business is concentrated in Florida, the occurrence of one or more catastrophic events or other conditions affecting losses in Florida could have a material adverse effect on our financial condition and results of operations.

If market conditions increase the cost or decrease the availability of reinsurance, we may be required to bear increased risks or reduce the level of our underwriting commitment.

As part of our risk management strategy, we purchase reinsurance coverage from third-party reinsurers. Market conditions beyond our control, including catastrophic events, determine the availability and cost of the reinsurance we purchase, which may in turn affect the growth of our business and our profitability. We may be unable to maintain our current reinsurance coverage, to obtain additional reinsurance coverage in the event our current reinsurance limits are exhausted by a catastrophic event, or to obtain other reinsurance coverage in adequate amounts or at acceptable rates. Similar risks exist whether we are seeking to replace coverage terminated during the applicable coverage period or to renew or replace coverage upon the expiration of such coverage. If we are unable to renew our expiring coverage or to obtain new reinsurance coverage, either our net exposure to risk would increase or, if we are unwilling to accept an increase in net risk exposures, we would have to reduce the amount of risk we underwrite.

A single catastrophe could cause us to exhaust available reinsurance limits and could adversely impact the cost and availability of reinsurance.

In the event that we exhaust our available reinsurance limits, we may have to pay any future claims out of our own pocket. Alternatively, we could seek additional sources of reinsurance, which can be expected to be a costly and time consuming process which may not ultimately be successful. In the event we are successful in finding an additional or replacement reinsurer, such reinsurance policy can be expected to be costly. Catastrophic events can also impact the credit of our reinsurers and the credit of the issuers of securities, such as states or municipalities, in whom we have invested, any of which could materially and adversely affect our results of operations.

If our actual claims exceed our loss reserves, our financial results could be materially and adversely affected.

If actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be materially and adversely affected. Claims and claim adjustment expense reserves (loss reserves) represent management’s estimate of ultimate unpaid costs of losses and loss adjustment expenses for claims that have been reported and claims that have been incurred but not yet reported. Loss reserves do not represent an exact calculation of liability, but instead represent management estimates, generally utilizing actuarial expertise and projection techniques, at a given accounting date. These loss reserve estimates are expectations of what the ultimate settlement and administration of claims will cost upon final resolution in the future, based on our assessment of facts and circumstances then known, reviews of historical settlement patterns, estimates of trends in claims severity and frequency, expected interpretations of legal theories of liability and other factors. In establishing reserves, we have also taken into account estimated recoveries from reinsurance, salvage and subrogation.

The process of estimating loss reserves involves a high degree of judgment and is subject to a number of variables. These variables can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends and legislative changes, and varying judgments and viewpoints of the individuals involved in the estimation process, among others. The impact of many of these items on ultimate costs for claims and claim adjustment expenses is difficult to estimate. Loss reserve estimation difficulties also differ significantly by product line due to differences in claim complexity, the volume of claims, the potential severity of individual claims, the determination of occurrence date for a claim and reporting lags (the time between the occurrence of the policyholder event and when it is actually reported to the insurer).

We continually refine our loss reserve estimates in a regular, ongoing process as historical loss experience develops and additional claims are reported and settled. Informed judgment is applied throughout the process, including the application of various individual experiences and expertise to multiple sets of data and analyses. Different experts may choose different assumptions when faced with material uncertainty, based on their individual backgrounds, professional experiences and areas of focus. Hence, such experts may at times produce estimates materially different from each other. Experts providing input to the various estimates and underlying assumptions include actuaries, underwriters, claims personnel and lawyers. Therefore, management may have to consider varying individual viewpoints as part of its estimation of loss reserves.

We attempt to consider all significant facts and circumstances known at the time loss reserves are established. Due to the inherent uncertainty underlying loss reserve estimates, the final resolution of the estimated liability for claims and claim adjustment expenses will likely be higher or lower than the related loss reserves at the reporting date. Therefore, actual paid losses in the future may yield a materially different amount than is currently reserved.

Because of the uncertainties set forth above, additional liabilities resulting from one insured event, or an accumulation of insured events, may exceed the current related reserves. In addition, our estimate of claims and claim adjustment expenses may change. These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could materially and adversely affect our results of operations.

There are inherent difficulties in estimating the ultimate costs of catastrophes, which further complicate our ability to estimate reserves.

There are inherent difficulties in estimating risks that impact the estimation of ultimate costs for catastrophes. These difficulties also affect our ability to estimate reserves for catastrophes. For example, the estimation of reserves related to hurricanes can be affected by the inability to access portions of the impacted areas, the complexity of factors contributing to the losses, the legal and regulatory uncertainties and the nature of the information available to establish the reserves. Complex factors include, but are not limited to, determining whether damage was caused by flooding versus wind; evaluating general liability and pollution exposures; estimating additional living expenses; the impact of demand surge; infrastructure disruption; fraud; the effect of mold damage; business interruption costs; and reinsurance collectibility. The timing of a catastrophe’s occurrence, such as at or near the end of a reporting period, can also affect the information available to us in estimating reserves for that reporting period. The estimates related to catastrophes are adjusted as actual claims emerge and additional information becomes available. Because of the inherent uncertainty in estimating reserves for catastrophes, we cannot be sure that our ultimate losses and loss adjustment expenses will not exceed our reserves. If and to the extent that our reserves are inadequate, we will be required to increase our reserves for losses and loss adjustment expenses and incur a charge to earnings in the period during which our reserves are increased, which could materially and adversely affect our financial condition and results of operations.

Our business is cyclical, which affects our financial performance and may affect the market price of our common stock.

Historically, the financial performance of the property and casualty insurance industry has been cyclical, characterized by periods of severe price competition and excess underwriting capacity, or soft markets, followed by periods of high premium rates and shortages of underwriting capacity, or hard markets. The profitability of most property and casualty insurance companies, including our company, tend to follow this cyclical pattern. This cyclicality is due in large part to the actions of our competitors and to general economic factors that are not within our control, and therefore, we cannot predict how long any given hard or soft market will last. If we have to reduce premiums or limit premium increases due to competitive pressures on pricing in a softening market, we may experience a reduction in our premiums written and in our profit margins and revenues, which could adversely affect our financial results and the market price of the our common stock.

Our business is seasonal, which affects our financial performance and may affect the market price of our common stock.

Our business has historically been seasonal. We generally experience higher losses during the third quarter of the year as a result of an increase in claims due to weather conditions in Florida during hurricane season. For example, storms may cause property damage that impacts claim incidence and severity. The recurrence of these seasonal patterns, or any deviation from them, could affect the market price of our common stock.

We have debt outstanding and failure to comply with the terms of our loan agreements could have an adverse effect on our ability to grow and write additional insurance policies.

As of September 30, 2008, our total long-term debt outstanding was approximately $42.6 million. Our long-term debt includes the following:

•	$4.3 million in principal amount outstanding under the loan agreement between Columbus Bank and Trust Company (“CB&T”), us, and United Insurance Management, L.C. (“UIM”);

•	$20.0 million in principal amount outstanding under United Property & Casualty Insurance Company’s (“UPCIC”) surplus note with the State Board of Administration of Florida (“FSBA”); and

•	$18.3 million in principal amount outstanding under notes between United and five noteholders (“Merger Notes”).

These loan agreements contain certain significant covenants, including covenants requiring the maintenance of minimum specified financial ratios and balances. Our failure to meet our payment obligations or to comply with any of these covenants could result in an event of default which, if not cured or waived, could result in increased interest rates on our indebtedness or the acceleration of our outstanding debt obligations or both. In addition, if an event of default occurs under one of these loan agreements, CB&T can elect to take possession of, sell, lease or otherwise dispose of any of our assets that were pledged as collateral for our loan.

As of December 31, 2007 and June 30, 2008, UPCIC was not in compliance with the ratio of net written premium to surplus requirement of 2:1 (the “Minimum Writing Ratio”) contained in the FSBA loan agreement. As a result, the FSBA increased UPCIC’s interest rate on the FSBA loan from the stated rate of interest by 450 basis points to 8.61% for the quarter ended March 31, 2008, and 7.97% for the quarter ended June 30, 2008. UPCIC’s ratio of net written premium to surplus at June 30, 2008 was 1.49:1 and, as a result, UPCIC incurred an interest rate charge of 8.49% for the third quarter of 2008. During the second quarter of 2008, the Florida Legislature passed a law allowing the board to amend the terms of surplus notes issued prior to January 1, 2008, based upon the requirements of the new law changes. The new law contains various methods of computing writing ratios that may be more favorable than the terms of the initial FSBA note and we have amended the terms of our loan agreement with the FSBA effective July 1, 2008.

The amended agreement with FSBA requires UPCIC to maintain Minimum Writing Ratio with a net written premium to surplus of 1:1 for July 1, 2008 through the end of the first calendar year on December 31, 2008, a 1.5:1 ratio for the second calendar year from January 1, 2009 through December 31, 2009, and a 2:1 ratio for the third calendar year beginning on January 1, 2010 and thereafter for the remaining term of the loan agreement. Alternatively, UPCIC could meet the Minimum Writing Ratio with a gross written premium to surplus of 3:1 for July 1, 2008 through the end of the first calendar year on December 31, 2008, a 4.5:1 ratio for the second calendar year from January 1, 2009 through December 31, 2009, and a 6:1 ratio for the third calendar year beginning on January 1, 2010 and thereafter for the remaining term of the loan agreement. UPCIC will incur an interest penalty of 25 or 450 basis points if its Minimum Writing Ratio falls below the required ratios as stated above. If UPCIC’s ratio of net written premium to surplus is below 1:1 and UPCIC’s ratio of gross written premium to surplus is below 3:1 for three consecutive quarters following January 1, 2010, UPCIC will be obligated to repay a portion of the FSBA note such that the Minimum Writing Ratio will be obtained for the following quarter provided that UPCIC is capable of repayment without creating a financially hazardous condition. UPCIC’s ratio of net written premium to surplus was 1.85:1 at September 30, 2008, and as a result, will not incur an additional interest charge over the stated rate, which is the 10-Year U.S. Bond Treasury rate, during the fourth quarter.

The FSBA note provides that the FSBA may, among other things, declare its loan immediately due and payable for all defaults existing under the FSBA note. Acceleration of the principal and interest under the FSBA loan would limit, but not preclude, UPCIC’s ability to write additional insurance policies.

The Merger Notes have certain covenants, the violation of which could cause an event of default. Among others, these covenants include refraining from incurring debt that would cause our aggregate debt balance, including the $18.3 million incurred under this note agreement, to exceed $58.3 million (excluding the FSBA note), and refraining from making any payments (e.g. dividends or distributions), whether in cash, securities or other property, that would reduce consolidated net worth, as defined in the note agreement, to be less than $45 million.

The effects of emerging claim and coverage issues on the insurance business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claim and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. Examples of emerging claims and coverage issues include, but are not limited to:

•	adverse changes in loss cost trends, including inflationary pressures in medical costs and home repair costs;

•	judicial expansion of policy coverage and the impact of new theories of liability; and

•	plaintiffs targeting property and casualty insurers, in purported class action litigation relating to claims-handling and other practices.

In some instances, these emerging issues may not become apparent for some time after issuance of the affected insurance policies. As a result, the full extent of liability under insurance policies we may issue may not be known for many years after the policies are issued.

The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our business and materially and adversely affect our results of operations and future operations.

We may not be able to collect all amounts due to us from reinsurers, and reinsurance coverage may not be available in the future at commercially reasonable rates or at all.

We use, and we expect to continue to use, reinsurance to help manage our exposure to property and casualty risks. The availability and cost of reinsurance are each subject to prevailing market conditions which can affect business volume and profitability. Although reinsurers are liable to us to the extent of the ceded reinsurance, we remain liable as the direct insurer on all risks reinsured. As a result, ceded reinsurance arrangements do not eliminate our obligation to pay claims. Accordingly, we are subject to credit risk with respect to our ability to recover amounts due from reinsurers. In the past, certain reinsurers have ceased writing business and entered into runoff. Some of our reinsurance claims may be disputed by the reinsurers, and we may ultimately receive partial or no payment.

In a number of jurisdictions, particularly the European Union and the United Kingdom, a reinsurer is permitted to transfer a reinsurance arrangement to another reinsurer, which may be less creditworthy, without a counterparty’s consent, provided that the transfer has been approved by the applicable regulatory and/or court authority. We do not currently have any reinsurance arrangements that permit such a transfer. However, we may enter into such arrangements in the future, in which case the ability of reinsurers to transfer their risks to other, less creditworthy reinsurers would impact our risk of collecting amounts due to us.

Based on the foregoing, we may not be able to collect all amounts due to us from reinsurers, and reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all, and thus our results of operations and future operations could be materially and adversely affected.

We will be exposed to credit risk in certain of our business operations and in our investment portfolio.

We will be exposed to credit risk in several areas of our business operations, including credit risk relating to reinsurance, as discussed above, and credit risk associated with commissions paid to independent agents. We pay commissions to our agents in advance, on an annual basis. Therefore, if an insurer cancels a policy during the policy year, the agent will owe us a pro rata portion of the commission we paid to such agent, based on the number of months during the policy year that the policy was not in force. Typically, we deduct any such commissions owed to us from commissions on other policies we owe to the agent. If we do not owe the agent any other commissions, then we will be subject to the risk that the agent may not be able to repay us the balance of a commission, which could adversely affect our financial position.

The value of our investment portfolio will also be subject to the risk that certain investments may become impaired due to a deterioration in the financial position of one or more issuers of securities held in our portfolio, or due to a downgrade of the credit ratings of an insurer that guarantees an issuer’s payments of such investments in our portfolio. In addition, defaults by the issuer and, where applicable, its guarantor, of certain investments that result in the failure of such parties to fulfill their obligations with regard to any of these investments could reduce our net investment income and net realized investment gains or result in investment losses.

While we will attempt to manage these risks through underwriting and investment guidelines, collateral requirements and other oversight mechanisms, our efforts may not be successful. To a large degree, the credit risk we face is a function of the economy; accordingly, we face a greater risk in an economic downturn or recession. As a result, our exposure to any of the above credit risks could materially and adversely affect our results of operations.

Competition could harm our ability to maintain or increase our profitability and premium volume.

The property and casualty insurance industry is highly competitive, and we believe it will remain highly competitive for the foreseeable future. We compete with both regional and national insurers as well as Florida domestic property and casualty companies, some of which have greater financial resources than we do. Based on legislation passed in 2007, Citizens Property Insurance Corporation (“Citizens”), a Florida state-supported insurer, is also authorized to compete with us. Our primary competitors include Universal Insurance Company of North America, Olympus Insurance Group and Universal Property & Casualty. The principal competitive factors in our industry are price, service, commission structure and financial condition. In addition, our competitors may offer products for alternative forms of risk protection. If competition limits our ability to retain existing business or write new business at adequate rates, our results of operations could be materially and adversely affected.

The insurance industry is the subject of a number of investigations by state and federal authorities in the United States. We cannot predict the outcome of these investigations or the impact on our business practices or financial results.

As part of ongoing, industry-wide investigations, we may from time to time receive subpoenas and written requests for information from government agencies and authorities, including from the Attorney General of the State of Florida, Florida insurance and business regulators and the Securities and Exchange Commission. If we are subpoenaed for information by government agencies and authorities, potential outcomes could include enforcement proceedings or settlements resulting in fines, penalties and/or changes in business practices that could materially and adversely affect our results of operations and future growth prospectus. In addition, these investigations may result in changes in laws and regulations affecting the industry in general which could, in turn, also materially and adversely affect our results of operations.

The insurance business is heavily regulated and changes in regulation may reduce our profitability and limit our growth.

We are extensively regulated and supervised in the jurisdictions in which we conduct business, including licensing and supervision by government regulatory agencies in such jurisdictions. This regulatory system is generally designed to protect the interests of policyholders, and not necessarily the interests of insurers, their stockholders and other investors. This regulatory system also addresses authorization for lines of business, capital and surplus requirements, limitations on the types and amounts of certain investments, underwriting limitations, transactions with affiliates, dividend limitations, changes in control, premium rates and a variety of other financial and non-financial components of an insurer’s business.

In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Further, the National Association of Insurance Commissioners (“NAIC”) and state insurance regulators continually reexamine existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws and regulations. In addition, Congress and some federal agencies from time to time investigate the current condition of insurance regulation in the United States to determine whether to impose federal or national regulation or to allow an optional federal charter, similar to the option available to most banks. We cannot predict the effect any proposed or future legislation or NAIC initiatives may have on the conduct of our business.

Although the United States federal government does not directly regulate the insurance business, changes in federal legislation, regulation and/or administrative policies in several areas, including changes in financial services regulation (e.g., the repeal of the McCarran-Ferguson Act) and federal taxation, can significantly harm the insurance industry.

Insurance laws or regulations that are adopted or amended may be more restrictive than current laws or regulations and may result in lower revenues and/or higher costs and thus could materially and adversely affect our results of operations and future growth prospectus.

A downgrade in our financial strength rating could adversely impact our business volume, adversely impact our ability to access the capital markets and increase our borrowing costs.

Financial strength ratings have become increasingly important to an insurer’s competitive position. Rating agencies review their ratings periodically, and our current ratings may not be maintained in the future. A downgrade in our rating could negatively impact our business volumes, as it is possible demand for certain of our products in certain markets may be reduced or our ratings could fall below minimum levels required to maintain existing business. Additionally, we may find it more difficult to access the capital markets and we may incur higher borrowing costs. If significant losses, such as those resulting from one or more major catastrophes, or significant reserve additions were to cause our capital position to deteriorate significantly, or if one or more rating agencies substantially increase their capital requirements, we may need to raise equity capital in the future in order to maintain our ratings or limit the extent of a downgrade. For example, a continued trend of more frequent and severe weather-related catastrophes may lead rating agencies to substantially increase their capital requirements.

Our investment portfolio may suffer reduced returns or losses.

Investment returns are expected to be an important part of our overall profitability. Accordingly, fluctuations in interest rates or in the fixed income, real estate, equity or alternative investment markets could materially and adversely affect our results of operations.

Changes in the general interest rate environment will affect our returns on, and the market value of, our fixed income and short-term investments. A decline in interest rates reduces the returns available on new investments, thereby negatively impacting our net investment income. Conversely, rising interest rates reduces the market value of existing fixed income investments. In addition, defaults under, or impairments of, any of these investments as a result of financial problems with the issuer and, where applicable, its guarantor of the investment could reduce our net investment income and net realized investment gains or result in investment losses.

We may decide to invest a portion of our assets in equity securities or other investments, which are subject to greater volatility than fixed income investments. General economic conditions, stock market conditions and many other factors beyond our control can adversely affect the value of our non-fixed income investments and the realization of net investment income. As a result of these factors, we may not realize an adequate return on our investments, we may incur losses on sales of our investments and we may be required to write down the value of our investments, which could reduce our net investment income and net realized investment gains or result in investment losses.

The value of our investment portfolio can be subject to valuation uncertainties when the investment markets are dislocated. The valuation of investments is more subjective when the markets are illiquid and may increase the risk that the estimated fair value (i.e., the carrying amount) of the investment portfolio is not reflective of prices at which actual transactions would occur.

Our investment portfolio may be invested, in significant part, in tax-exempt obligations. Our portfolio may also benefit from certain other tax laws, including, but not limited to, those governing dividends-received deductions and tax credits. Federal and/or state tax legislation could be enacted that would lessen or eliminate some or all of these tax advantages and could adversely affect the value of our investment portfolio. This result could occur in the context of deficit reduction or various types of fundamental tax reform.

We depend on our network of independent agents for revenues, and therefore, our business may be materially and adversely affected if we cannot retain and attract independent agents or if we experience disruptions in our relationships with our independent agents.

Our network of 1,400 independent agents accounts for approximately 79% of the gross premiums on insurance policies that we write and constitutes our primary distribution channel for our products. Many of our competitors also rely on independent agents. Independent agents are not obligated to market or sell our insurance products or consult with us. As a result, we must compete with other insurers for independent agents’ business. Some of our competitors may offer a larger variety of products, lower prices for insurance coverage and higher commissions for independent agents. If our products, pricing and commissions do not remain competitive, we may find it more difficult to attract business from independent agents to sell our products. A material reduction in the amount of our products that independent agents sell would negatively affect our results of operations. A certain portion of our business is concentrated with relatively few agents. For example, for the nine months ended September 30, 2008, and the year ended December 31, 2007, our top five agents produced 51% and 25%, respectively, of our gross premiums written. Loss of all or a substantial portion of the business provided through such agents and brokers could materially and adversely affect our future business volume and results of operations.

We rely on Internet applications for the marketing and sale of certain products through our agents, and may increasingly rely on Internet applications and toll-free numbers for distribution in the future. If Internet disruptions occur causing our independent agents frustration with our business platforms or distribution initiatives, the resulting loss of business could materially and adversely affect our future business volume and results of operations.

We could be adversely affected if our controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective.

Our business is highly dependent on our ability to engage on a daily basis in a large number of insurance underwriting, claim processing and investment activities, many of which are highly complex and are subject to state laws and regulations in Florida. These activities, involve, among other things:

•	the use of non-public consumer information and related privacy issues;

•	the use of credit history in underwriting;

•	limitations on the ability to charge additional policy fees;

•	limitations on the payment of dividends;

•	limitations on types and amounts of investments;

•	the acquisition or disposition of an insurance company or of any company controlling an insurance company;

•	the purchase of reinsurance;

•	reporting with respect to financial condition; and

•	periodic financial and market conduct examinations performed by state insurance department examiners.

We develop internal guidelines and policies in an effort to ensure compliance with legal and regulatory standards governing our business. A control system, no matter how well designed and operated, can provide only reasonable assurance that the control system’s objectives will be met. If our controls prove to be ineffective, it could lead to financial loss, unanticipated risk exposure (including underwriting, credit and investment risk) or damage to our reputation.

Our failure to implement and maintain adequate internal controls over financial reporting in our business could have a material adverse effect on our business, financial condition, results of operations and stock price.

We expect to comply with the provisions regarding annual management assessments of the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 no later than the time we are required to file our annual report for fiscal year 2008 with the Securities and Exchange Commission. We expect to comply with Section 404’s required annual reports of our independent auditors on the effectiveness of our internal controls commencing with our 2009 annual report. We are in the process of documenting our internal control procedures in order to satisfy the requirements of Section 404. We have begun to take measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations as a public company, including the requirements associated with the Sarbanes-Oxley Act of 2002.

If we fail to achieve and maintain the adequacy of our internal controls in accordance with applicable standards as then in effect, and as supplemented or amended from time to time, we may be unable to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Moreover, effective internal controls are necessary for us to produce reliable financial reports. If we cannot produce reliable financial reports or otherwise maintain appropriate internal controls, our business, financial condition and results of operations could be harmed, investors could lose confidence in our reported financial information, and the market price for our stock could decline.

If we experience difficulties with technology, data security and/or outsourcing relationships, our ability to conduct our business could be negatively impacted.

While technology can streamline many business processes and ultimately reduce the cost of operations, technology initiatives present certain risks. Our business is highly dependent upon our contractors’ and third-party administrators’ ability to perform, in an efficient and uninterrupted fashion, necessary business functions, such as the processing of new and renewal business, and the processing and payment of claims. Because our information technology and telecommunications systems interface with and depend on these third-party systems, we could experience service denials if demand for such service exceeds capacity or a third-party system fails or experiences an interruption. If sustained or repeated, such a business interruption, system failure or service denial could result in a deterioration of our ability to write and process new and renewal business, provide customer service, pay claims in a timely manner or perform other necessary business functions. Computer viruses, hackers and other external hazards could expose our data systems to security breaches. These increased risks, and expanding regulatory requirements regarding data security, could expose us to data loss, monetary and reputational damages and significant increases in compliance costs. As a result, our ability to conduct our business might be adversely affected.

Attempts to grow our business could have an adverse effect on our company.

Although rapid growth may not occur, to the extent that it does occur, it could place a significant strain on our financial, technical, operational and administrative resources. Our planned growth may result in increased responsibility for both existing and new management personnel. Effective growth management will depend upon our ability to integrate new personnel, to improve our operational, management and financial systems and controls, to train, motivate and manage our employees, and to increase our services and capabilities. Our ability to effectively manage our future growth may have a material and adverse effect on our results of operations, financial condition, and viability as a business. In addition, growth may not occur or growth may not produce profits for our company.

We have entered into certain debt agreements, which may reduce our financial flexibility.

In February of 2007, we, along with UIM, entered into a loan agreement with CB&T which provides for a term loan in the original principal amount of $33 million. The CB&T term note provides for accrual and monthly payment of interest on the amount of principal then outstanding under the note and provides for principal to be paid in 36 equal monthly installments of approximately $0.9 million. On August 11, 2008, the CB&T agreement was modified to allow for payments of interest only from August 1, 2008, through March 31, 2009. The entire unpaid principal balance, as well as all accrued and unpaid interest thereon, will be due and payable no later than February 20, 2010.

On September 22, 2006, UPCIC entered into a surplus note with the State Board of Administration of Florida (the “FSBA note”). Under the FSBA note, which has a 20 year term, UPCIC is required to make quarterly payments (October 1, January 1, April 1, and July 1). For the first three years of the FSBA note, UPCIC is only required to make interest payments. Because UPCIC failed to meet certain financial covenants contained in the FSBA note, the interest rate under the FSBA note was 8.61% for the first quarter of 2008 and 7.97% for the second quarter of 2008. UPCIC’s ratio of net written premium to surplus at June 30, 2008 was 1.49:1. As a result, UPCIC incurred an interest rate charge of 8.49% for the third quarter of 2008. UPCIC amended the terms of the loan agreement with FSBA to be effective as of July 1, 2008. The amended agreement lowered the minimum writing ratio needed for July 1, 2008 through the remainder of the 2008 calendar year and for the entire 2009 and 2010 calendar years and thereafter, to avoid the excess interest charges above the stated rate. UPCIC will not incur an excess interest rate charge above the stated rate for the fourth quarter because UPCIC’s ratio of net written premium was 1.85:1 at September 30, 2008, which exceeds the 1:1 net written premium to surplus ratio required to avoid the excess interest rate charge. No principal payments are due under the FSBA note until September 2009, and management does not anticipate making any principal payments on the loan during the fiscal year ended December 31, 2008.

On August 15, 2008, we entered into a note purchase agreement with five noteholders (“Merger Notes”). The issuance of any notes under this agreement was based upon our stockholders voting for the Merger transaction. Upon approval of the Merger transaction by our stockholders, we issued notes payable with a total face amount of $18.3 million. The notes bear interest at 11% per year, and require semi-annual interest-only payments each April 1st and October 1st. The entire principal balance is due and payable on September 29, 2011, but we have the option to prepay in full any principal amount then outstanding within 30 days after each of the first and second anniversary dates of the notes. Any such prepayment will be made at 105% of the principal amount prepaid. These notes have certain covenants, the violation of which could cause an event of default. Among others, these covenants include refraining from incurring debt that would cause our aggregate debt balance, including the $18.3 million incurred under this note agreement, to exceed $58.3 million (excluding the FSBA note), and refraining from making any payments (e.g. dividends or distributions, whether in cash, securities or other property, that would reduce consolidated net worth, as defined in the note agreement, to be less than $45 million.

We expect we will continue to have outstanding debt obligations under the CB&T loan agreement, the FSBA note and the Merger Notes. This level of debt may affect our operations in several important ways, including the following:

•	a portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on this indebtedness;

•	our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;

•	we may be unable to refinance this indebtedness on terms acceptable to us, or at all; and

•	we may default on our obligations and the lenders may accelerate the indebtedness or foreclose on their security interests that secure their loans.

From time to time we may enter into additional secured credit facilities to finance any or all of our company’s capital requirements. Any such secured credit facility may have a material and adverse effect on our company.

From time to time, we may enter into additional secured credit facilities to finance any or all of our capital requirements. As part of a secured credit facility, we would likely be required to make periodic payments of principal and interest to the lender. We can provide no assurance we will have cash flow in an amount sufficient to repay our debt obligations under any or all of such secured credit facilities. Furthermore, these secured credit facilities normally contain numerous default provisions and may or may not provide us with the possibility to cure a default before accelerating the due date. If this were to happen, we might not be able to repay any or all of our secured debts in full and might be forced to declare bankruptcy. If the lender is a secured lender, the lender would have a priority right to receive repayment from a bankruptcy estate or may have the right to foreclose on the secured assets if we are not in bankruptcy but are in default of its secured contract. In addition, a default under any secured credit facility may force us to seek bankruptcy protection. As such, the fact that we may, from time to time, enter into secured credit facilities with any person, business, or organization, whether related or unrelated, may have a material and adverse effect on the financial position, results of operations and viability of our company.

Risks Related to an Investment in Our Securities

The market price of our common stock may be volatile.

The trading price of our common stock may fluctuate substantially, depending on many factors, some of which are beyond our control and may not be related to our operating performance. Factors that could cause such fluctuations include, but are not limited to, the following:

•	variations in actual or anticipated operating results or changes in the expectations of financial market analysts with respect to our results;

•	investor perception of the property and casualty insurance industry in general and us in particular;

•	market conditions in the insurance industry and any significant volatility in the market price and trading volume of insurance companies;

•	major catastrophic events, especially hurricanes;

•	sales of large blocks of our stock or sales by insiders; or

•	departures of key personnel.

Trading of our common stock is limited, which may make it difficult for you to sell your shares at times and prices that you feel are appropriate.

Trading of our common stock is conducted on the OTC Bulletin Board which provides less liquidity than national securities exchanges. In addition, trading in our common stock has been extremely limited. This limited trading adversely effects the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us. As a result, you may obtain lower prices for our common stock than might otherwise be obtained and there could be a larger spread between the bid and ask prices for our common stock.

Our common stock is classified as a “penny stock” under SEC rules which limits the market for our common stock.

Because our stock is not traded on a national stock exchange, and because the market price of the common stock is less than $5.00 per share, our common stock may be classified as a “penny stock.” SEC Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an “established customer” or an “accredited investor.” This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions. Application of the penny stock rules to our common stock reduces the market liquidity of our shares, which in turn affects the ability of holders of our common stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid.

Although we are required to use our best efforts to have an effective registration statement covering the issuance of the shares of common stock underlying the warrants at the time that our warrant holders exercise their warrants, we cannot guarantee that a registration statement will be effective, in which case our warrant holders may not be able to exercise our warrants and therefore the warrants could expire worthless.

Holders of our warrants will be able to exercise the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of our common stock underlying the warrants is then effective and (ii) such shares of common stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have undertaken in the Warrant Agreement, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares of common stock underlying the warrants to the extent required by federal securities laws, and we intend to comply with our undertaking, we cannot assure that we will be able to do so and therefore the warrants could expire worthless. In addition, we have agreed to use our reasonable efforts to register the shares of common stock underlying the warrants under the blue sky laws of the states of residence of the existing warrant holders, to the extent an exemption is not available. The value of the warrants may be greatly reduced if a registration statement covering the shares of common stock issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares of common stock underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

We have never paid dividends on our common stock and do not anticipate paying dividends on our common stock for the foreseeable future; therefore, returns on your investment may only be realized by the appreciation in value of our securities.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. Because of this, investors who purchase common stock and/or convert their warrants into common stock may only realize a return on their investment if the value of our common stock appreciates. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

In addition, the declaration and payment of dividends will be at the discretion of our Board of Directors and will be dependent upon the profits and financial requirements of our company and other factors, including legal and regulatory restrictions on the payment of dividends, general business conditions and such other factors as our Board of Directors deems relevant.

Future issuances or sales, or the potential for future issuances or sales, of shares of our common stock may have an adverse effect on the market price of our securities.

Future sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline, and could materially impair our ability to raise capital through the sale of additional securities. Prior to our initial public offering, certain of our officers, directors and special advisors were issued 1,003,587 shares of common stock, and they are entitled to require us to register the resale of their 1,003,587 shares of common stock at any time after September 30, 2009, the date on which their shares of common stock are released from escrow. Furthermore, FMG Investors, LLC, our initial sponsor, owns insider warrants to purchase 1,070,181 shares of our common stock that are identical to the warrants issued in the initial public offering and in the merger, except that, among other things, such insider warrants will become freely tradable only after they are registered pursuant to that certain Registration Rights Agreement dated October 4, 2007. If all of the insider warrants are exercised, there will be an additional 1,070,181 shares of our common stock eligible for trading in the public market.

Our officers and directors own a large interest in United and may act in a manner that is adverse to other stockholders’ interests.

Our officers and directors beneficially own approximately 39% of United as of September 30, 2008. As a result, they are able to exert significant influence over:

•	the nomination, election and removal of the board of directors;

•	the adoption of amendments to the charter documents;

•	management and policies; and

•	the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company’s assets.

Our officers’ and directors’ interests may conflict with the interests of other holders of our common stock and they may take action affecting United with which other stockholders may disagree.

Provisions in our charter documents and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our charter and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Our board of directors is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. As a result, at a given annual meeting only a minority of the board of directors may be considered for election. Since our “staggered board” may prevent our stockholders from replacing a majority of our board of directors at any given annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders. Moreover, our board of directors has the ability to designate the terms of and issue new series of preferred stock.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

FORWARD-LOOKING STATEMENTS

When reading this prospectus, it is important that you also read the financial statements and related notes thereto. This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus, other than statements that are purely historical, are forward-looking statements and are based upon management’s present expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Forward-looking statements in this prospectus include, without limitation: (1) projections of revenue, earnings, capital structure and other financial items; (2) statements of our plans and objectives; (3) statements regarding the capabilities and capacities of our business operations; (4) statements of expected future economic performance, results of operations or financial condition; and (5) assumptions underlying statements regarding us or our business. Our actual results may differ from information contained in these forward looking-statements for many reasons, including those described in the section entitled “Risk Factors,” and the following:

•	our company’s exposure to natural and man-made catastrophes and our ability to manage our exposure to such catastrophic events;

•	the fact that we currently conduct business in only one state – the State of Florida;

•	exhaustion of reinsurance limits, increases in the cost of reinsurance, decreases in the availability of reinsurance, and the availability of reinsurance coverage at commercially reasonable rates;

•	actual claims may exceed loss reserves;

•	difficulties in estimating loss reserves;

•	the cyclical and seasonal nature of our business;

•	the volatility of the market price of our common stock;

•	our ability to comply with the terms of our loan agreements and the effects of secured credit facilities on our business;

•	the effects of emerging claims and coverage issues;

•	our exposure to credit risk;

•	the effects of competition on our business;

•	the effects of regulation on the insurance industry;

•	our ability to maintain our financial strength rating;

•	the risk of reduced returns in our investment portfolio;

•	our ability to attract and retain independent agents;

•	our ability to ensure compliance with guidelines, policies and legal and regulatory standards;

•	our ability to implement and maintain adequate internal controls over financial reporting;

•	the success of our technology, data security and/or outsourcing relationships; and

•	our ability to manage the growth of our company.

The risks described in our prospectus are not the only risks facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. We do not undertake, and expressly disclaim, any obligation to update this forward-looking information, except as required under applicable law.

USE OF PROCEEDS

Assuming the exercise of the unit purchase option and all the warrants for cash (including those underlying the unit purchase option), we may receive gross proceeds of approximately $41.6 million. Alternatively, we may call the warrants for redemption if the last sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period. If we call the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In that case, such holder would receive common stock in exchange for warrants without making any cash payment of the exercise price. In addition, our unit purchase option may be exercised on a “cashless basis.” In this case the holder of the unit purchase option would receive common stock and warrants in exchange for the unit purchase option without any cash payment. We intend to use any proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the units offered hereby is determined by reference to the exercise price of the unit purchase option. The exercise price of the unit purchase option is $10.00 per unit. The offering price of the shares of common stock offered hereby is determined by reference to the exercise price of the warrants. The exercise price of the warrants is $6.00 per share.

PLAN OF DISTRIBUTION

Pursuant to the terms of the unit purchase option, the units will be distributed to Pali Capital or its registered assigns upon the execution of the exercise form attached to the unit purchase option and, unless Pali Capital or its registered assigns elects to exercise the unit purchase option on a cashless basis, receipt of payment of the exercise price by our warrant agent, Continental Stock Transfer & Trust Company. Under the terms of the unit purchase option, Pali Capital may exercise the unit purchase option on a cashless basis, utilizing the value of such option based on the difference between the then-current market price of the units and the exercise price of the unit purchase option. This would have the effect of reducing the number of warrants and the number of shares of common stock received by holders of the unit purchase option.

Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company. Alternatively, we may call all the warrants for redemption. If we call the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In that case, such holder would receive common stock in exchange for surrendering the certificates representing the warrants without making any cash payment of the exercise price.

DESCRIPTION OF SECURITIES

General

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof, 10,548,932 shares of common stock are outstanding. No shares of preferred stock are currently outstanding.

Units

In our initial public offering, we issued 4,733,625 units, each consisting of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. Even though the component parts of the units may be broken apart and traded separately, the units will continue to be listed as a separate security, and any securityholder of our common stock and warrants may elect to combine them together and trade them as a unit. Securityholders will have the ability to trade our securities as units until such time as the warrants expire or are redeemed.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders.

Our Board of Directors is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock eligible to vote for the election of directors can elect all of the directors.

Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled, subject to the rights of holders of preferred stock, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no conversion, preemptive or other subscription rights. There are no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

Our Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you we will not do so in the future.

Warrants

There are 7,077,375 warrants outstanding, exclusive of the warrants underlying Pali Capital’s purchase option described below. Each such warrant entitles the registered holder to purchase one share of our common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time. The warrants will expire on October 4, 2011 at 5:00 p.m., New York City time.

We may call the warrants for redemption (including any warrants issued upon exercise of the unit purchase option) at any time after the warrants become exercisable:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

In addition, we may not redeem the warrants unless the warrants comprising the units sold in the initial public offering and the shares of common stock underlying those warrants issued in the initial public offering and pursuant to the merger agreement are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third business day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, Pali Capital would still be entitled to exercise its insider warrants for cash or on a cashless basis. We have established these criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a degree of liquidity to cushion against a negative market reaction, if any, to our redemption call.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. If we are unable to maintain the effectiveness of such registration statement until the expiration of the warrants, and therefore are unable to deliver registered shares of common stock, the warrants may become worthless. Additionally, the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. In no event will the registered holders of a warrant be entitled to receive a net-cash settlement, stock, or other consideration in lieu of physical settlement in shares of our common stock.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Certain private investors, including our original sponsor FMG Investors, LLC, a Connecticut limited liability company controlled and owned by Gordon G. Pratt and Larry G. Swets, Jr., purchased 1,250,000 warrants from us at a price of $1.00 per warrant prior to the consummation of the initial public offering. Of these warrants, 179,819 were cancelled as a result of the consummation of the merger, such that FMG Investors, LLC now owns 1,070,181 warrants. The insider warrants have terms and provisions substantially similar to the warrants sold in the initial public offering and transferred pursuant to the merger, except that (i) such insider warrants were placed in escrow and will not released before the 90th day following the consummation of the merger with UIH, (ii) such insider warrants were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become freely tradable only after they are registered pursuant to a registration rights agreement dated as of October 4, 2007, or if an exemption from registration is then available, (iii) the insider warrants are non-redeemable so long as they are held by the sponsor or its permitted assigns, and (iv) the insider warrants are exercisable on a “cashless” basis while held by the sponsor or its permitted assigns. Unlike the public warrants, the private warrants are exercisable by the sponsor in the absence of an effective registration statement covering the shares of common stock underlying the warrants, provided that an exemption from registration requirements under the federal securities laws is available. The transfer restriction on the insider warrants do not apply to transfers made pursuant to registration or an exemption that are occasioned by operation of law or for estate planning purposes, while remaining in escrow. The non-redemption provision does not apply to any other warrants that may be owned by the holders of the private warrants. As part of the negotiations between the representative of the underwriters and the sponsor, the sponsor agreed to purchase the warrants directly from us and not in open market transactions.

Unit Purchase Option

We sold to Pali Capital, Inc., the representative of the underwriters, for $100, an option to purchase up to a total of 450,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to those sold in our initial public offering, except that the option expires on October 4, 2010. The current holders of such option forfeited 100,000 of such units following the merger with UIH, and as a result, they now own an option to purchase 350,000 of such units.

Dividends

We have not paid any cash dividends on our common stock to date and the payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends will be within the discretion of our then Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations. Our board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, our ability to declare dividends is limited by the restrictive covenants in the note purchase agreement dated August 15, 2008, and by restrictions under Florida law applicable to domestic insurance companies.

Registration Rights

The holders of a majority of (i) the 1,003,587 shares of common stock owned or held by our officers, directors and special advisors that were issued prior to the merger; and (ii) the 1,070,181 shares of common stock issuable upon exercise of the insider warrants will be entitled to make up to two demands that we register these securities. Such holders may elect to exercise these registration rights at any time commencing on or after the date on which these securities are released from escrow. In addition, these shareholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these securities are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Although the purchase option and its underlying securities were registered on our initial registration statement, the option grants the holder demand and “piggy-back” registration rights until the option expires on October 4, 2010. These rights apply to all of the securities directly and indirectly issuable upon exercise of the option.

Escrow Agreement

The shares of common stock purchased by our insiders prior to our initial public offering will not be transferable until September 30, 2009, at which time such shares of common stock will be released from escrow, unless we were to engage in a transaction after the consummation of the merger that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. During the escrow period, the holders of these shares will not be able to sell or transfer their securities except in certain limited circumstances (such as transfers to relatives and trusts for estate planning purposes, while remaining in escrow), but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow.

Quotation of Securities

Our units, common stock and warrants are quoted on the OTC Bulletin Board under the symbols UIHCU.OB, UIHC.OB and UIHCW.OB, respectively.

Delaware Anti-Takeover Law

Pursuant to our Amended and Restated Certificate of Incorporation, we have opted out of the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a shareholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested shareholder”);

•	an affiliate of an interested shareholder; or

•	an associate of an interested shareholder, for three years following the date that the shareholder became an interested shareholder.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF

LIABILITY

Our Amended and Restated Certificate of Incorporation provides for indemnification of our officers and directors to the fullest extent permitted by Delaware law.

There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed on for us by Foley & Lardner LLP, Tampa, Florida.

EXPERTS

The financial statements of UIH incorporated by reference in this registration statement have been audited by DeMeo, Young & McGrath, independent registered public accounting firm, to the extent and for the periods set forth in their reports.

The financial statements of United Insurance Holdings Corp. (formerly known as FMG Acquisition Corp.) incorporated by reference in this registration statement have been audited by Rothstein Kass, independent registered public accounting firm, to the extent and for the periods set forth in their reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s website. The address of this site is http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that all the common stock covered by this prospectus is sold (other than information in documents that is deemed not to be filed):

•	Our annual report on Form 10-K for the year ended December 31, 2007;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2008; June 30, 2008; and September 30, 2008;

•

Our current reports on Form 8-K dated October 12, 2007; October 17, 2007; November 6, 2007; August 20, 2008; September 23, 2008; October 2, 2008; October 6, 2008; November 12, 2008; and November 17, 2008;

•	Our definitive proxy statement filed with the SEC on September 4, 2008, as amended; and

•	Registration statement on Form 8-A filed on September 27, 2007 pursuant to Section 12(g) of the Securities Act, as amended.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

United Insurance Holdings Corp.

Attn: Nicholas W. Griffin

360 Central Avenue, Suite 900

St. Petersburg, Florida 33701

(727) 895-7737

United Insurance Holdings Corp.

6,007,194 Shares of Common Stock and 350,000 Units

PROSPECTUS

                        , 2008

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. You should not assume that the information contained or incorporated by reference in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee*	$1,482.28
Accounting fees and expenses	$20,000.00
Legal fees and expenses	$20,000.00
Blue Sky Fees and Expenses (including Legal Fees and Expenses)	$2,000.00
Miscellaneous	$2,500.00

Total expenses	$45,982.28

*	Previously paid. See Explanatory Note following cover page of this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 and Registration Statement on Form S-4. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 15.	Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation provides that all of our directors, officers, employees and agents will be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).” Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our Amended and Restated Certificate of Incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Item 16.	Exhibits.

See Exhibit Index.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S–3 and authorized this Post–Effective Amendment No. 1 to its registration statement on Form S–1 (No. 333–143466) and Post–Effective Amendment No. 1 to its Registration Statement on Form S–4 (No. 333–150327) to be signed on its behalf by the undersigned in Pinellas County, Florida on November 19, 2008.

UNITED INSURANCE HOLDINGS CORP.

By:	/s/ Donald J. Cronin
Donald J. Cronin
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald J. Cronin or Nicholas W. Griffin, or either of them, acting individually (with full power to each of them to act alone), as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as either of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory C. Branch	Chairman of the Board and Director	November 19, 2008
Gregory C. Branch

/s/ Gordon G. Pratt	Vice Chairman of the Board and Director	November 19, 2008
Gordon G. Pratt

/s/ Donald J. Cronin	Chief Executive Officer (Principal Executive Officer) and President	November 19, 2008
Donald J. Cronin

/s/ Nicholas W. Griffin	Chief Financial Officer (Principal Financial and Accounting Offier)	November 19, 2008
Nicholas W. Griffin

/s/ Alec L. Poitevint, II	Director	November 19, 2008
Alec L. Poitevint, II

/s/ Larry G. Swets, Jr.	Director	November 19, 2008
Larry G. Swets, Jr.

/s/ Kent G. Whittemore	Director	November 19, 2008
Kent G. Whittemore

/s/ James R. Zuhlke	Director	November 19, 2008
James R. Zuhlke

EXHIBIT INDEX

2.1	Agreement and Plan of Merger by and among by and among FMG Acquisition Corp., United Insurance Holdings, L.C. and United Subsidiary Corp.*

2.2	Amended and Restated Agreement and Plan of Merger dated August 15, 2008, by and among FMG Acquisition Corp., United Insurance Holdings, L.C. and United Subsidiary Corp.*

3.1	Second Amended and Restated Certificate of Incorporation.*

3.2	Bylaws.**

4.1	Specimen Unit Certificate.**

4.2	Specimen Common Stock Certificate.**

4.3	Specimen Warrant Certificate.**

4.4	Unit Purchase Option granted to Pali Capital, Inc., as amended.

4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.***

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Rothstein, Kass & Company, P.C. to incorporation by reference of financial statements.

23.2	Consent of DeMeo, Young, McGrath, CPA to incorporation by reference of financial statements.

23.3	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

*	Included in Annex A and B of the proxy statement/prospectus included in the Form S-4 (No. 333-150327), effective September 4, 2008 and incorporated by reference herein.
**	Incorporated by reference from Registration Statement No. 333-143466 on Form S-1/A filed on July 12, 2007.
***	Incorporated by reference from Form 8-K filed with the Securities and Exchange Commission on October 12, 2007.